EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports First Quarter 2018 Financial Results

Results for the First Quarter of 2018

  Net income of $13.4 million, or $0.41 per common unit
  Quarterly cash distribution declared, increased by a half-cent to $0.475 per unit
  Adjusted EBITDA of $17.1 million and distributable cash flow of $15.5 million
  Distribution coverage ratio of 1.00x

OMAHA, Neb., May 07, 2018 (GLOBE NEWSWIRE) -- Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the first quarter of 2018. Net income was $13.4 million, or $0.41 per common unit, for the first quarter of 2018 compared with $15.0 million, or $0.46 per common unit, for the same period in 2017. The partnership reported adjusted EBITDA of $17.1 million and distributable cash flow of $15.5 million for the first quarter of 2018, compared with adjusted EBITDA of $17.6 million and distributable cash flow of $16.2 million for the same period in 2017. Distribution coverage was 1.00x for the three months ended March 31, 2018.

“The partnership’s joint venture with Delek Renewables, NLR Energy Logistics, completed construction of its Little Rock ethanol unit train terminal during the quarter and commenced operations in April,” said Todd Becker, president and chief executive officer of Green Plains Partners. “This terminal will improve the delivery of ethanol to the Little Rock market and surrounding area. We look forward to further developing downstream distribution services through similar projects.

Development of our other joint venture with Delek Logistics continues to make progress on its proposed transaction, which is pending regulatory approvals,” Becker added. “We anticipate the DKGP Energy Terminals transaction will close in the second half of the year.”

First Quarter Highlights and Recent Developments

  On Feb. 16, 2018, the partnership and Delek Logistics Partners LP formed DKGP Energy Terminals LLC, a 50/50 joint venture, to acquire and manage light products terminal assets in Texas and Arkansas. DKGP Energy Terminals executed a membership interest purchase agreement to acquire AMID Refined Products LLC for approximately $138.5 million, which includes two light products fuel terminals. The partnership will contribute $81.75 million in cash and Delek Logistics Partners will contribute $57.75 million in cash as well as two of its existing terminals to the joint venture. DKGP Energy Terminals will have a total of four light products terminals with combined storage capacity of approximately 1.8 million barrels, access to major pipelines and railroads and the ability to transload gasoline, diesel, biodiesel, distillates and ethanol. The acquisition is anticipated to close in the second half of 2018, subject to customary closing conditions and regulatory approvals.

  On Feb. 20, 2018, the partnership increased its revolving credit facility by $40 million, from $195 million to $235 million.

  During the quarter, the partnership and Green Plains agreed to extend the offer period related to the company’s interest in JGP Energy Partners, a joint venture with Jefferson Ethanol Holdings LLC, to no later than October 15, 2018.

  In April 2018, NLR Energy Logistics LLC, the partnership’s 50/50 joint venture with Delek Renewables LLC, commenced operations of its ethanol unit train terminal. The total cost of the project was approximately $7.0 million.

  On April 19, 2018, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.475 per unit, or approximately $15.5 million, for the quarter ended March 31, 2018. The first quarter distribution is payable on May 11, 2018, to unitholders of record at the close of business on May 4, 2018.

Results of Operations
Consolidated revenues decreased $1.3 million for the three months ended March 31, 2018, compared with the same period for 2017. Revenues generated from the partnership’s storage and throughput agreement decreased $1.4 million as a result of reduced throughput activity by Green Plains Trade. Revenues generated from the partnership’s terminal services agreements decreased $0.4 million due to lower throughput at the partnership’s terminals, partially offset by a $0.5 million increase in revenue generated by the expansion of the partnership’s truck fleet.

Operations and maintenance expenses decreased $0.1 million for the three months ended March 31, 2018, compared with the same period for 2017, primarily due to lower repair, maintenance and railcar offload expenses associated with the partnership’s terminal operations. General and administrative expenses increased $0.2 million for the three months ended March 31, 2018, compared with the same period for 2017, primarily due to transaction costs related to the formation of the DKGP Energy Terminals LLC joint venture and associated membership purchase agreement to acquire AMID Refined Products LLC. Interest expense increased by $0.3 million primarily due to higher borrowing costs.

During the first quarter of 2018, Green Plains Inc. reduced its ethanol production volumes in conjunction with plant improvement projects and seasonally weaker margins, operating its ethanol facilities at approximately 76.5% of capacity. Lower capacity utilization resulted in ethanol production of 280.4 million gallons compared with the contracted minimum volume commitment of 296.6 million gallons per quarter. As a result, the partnership charged Green Plains Trade a deficiency payment of $0.7 million related to the minimum volume commitment during the first quarter of 2018. Total throughput for the first quarter of 2018 was 298.3 million gallons, which included an incremental 17.9 million gallons related to transload volumes and changes in inventory.

GREEN PLAINS PARTNERS LP
SELECTED OPERATING DATA
(unaudited, in million gallons)

	Three Months Ended
	March 31,
	2018	2017	% Var.
Product volumes
Storage and throughput services	298.3	321.1	(7.1)%

Terminal services:
Affiliate	29.6	48.9	(39.5)
Non-affiliate	32.1	25.5	25.9
	61.7	74.4	(17.1)

Railcar capacity billed (daily average)	99.2	89.2	11.2

Liquidity and Capital Resources
Total liquidity as of March 31, 2018, was $106.6 million, including $0.6 million in cash and cash equivalents, and $106.0 million available under the partnership’s revolving credit facility. The balance outstanding on the partnership’s revolving credit facility was $129.0 million as of March 31, 2018.

Conference Call Information
On May 7, 2018, Green Plains Partners LP and Green Plains Inc. will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss first quarter 2018 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 877.711.2374 and 281.542.4862, respectively, and referencing conference ID 4695992. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains Partners’ website at http://ir.greenplainspartners.com.

Non-GAAP Financial Measures
Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, plus adjustments for transaction costs related to acquisitions or financings, minimum volume commitment deficiency payments, unit-based compensation expense, net gains or losses on asset sales and the partnership’s proportional share of EBITDA adjustments of equity method investees. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable, maintenance capital expenditures and the partnership’s proportionate share of distributable cash flow adjustments of equity method investees. Adjusted EBITDA and distributable cash flow are not presented in accordance with generally accepted accounting principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feeding, food ingredients, and commodity marketing and logistics services. The company is one of the leading producers of ethanol in the world and, through its adjacent businesses, is focused on the production of high-protein feed ingredients and export growth opportunities. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2018	2017
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$588	$502
Accounts receivable, including from affiliates	23,525	19,974
Other current assets	909	1,158
Total current assets	25,022	21,634
Property and equipment, net	48,339	48,305
Other assets	23,529	22,329
Total assets	$96,890	$92,268

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable, including to affiliates	$13,392	$7,960
Other current liabilities	6,979	8,098
Total current liabilities	20,371	16,058
Long-term debt	136,988	134,875
Other liabilities	4,251	4,181
Total liabilities	161,610	155,114

Partners' capital	(64,720)	(62,846)
Total liabilities and partners' capital	$96,890	$92,268

GREEN PLAINS PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per unit amounts)

	Three Months Ended
	March 31,
	2018	2017	% Var.
Revenues
Affiliate	$24,257	$25,757	(5.8)%
Non-affiliate	1,628	1,472	10.6
Total revenues	25,885	27,229	(4.9)
Operating expenses
Operations and maintenance (excluding depreciation and amortization reflected below)	8,410	8,531	(1.4)
General and administrative	1,401	1,212	15.6
Depreciation and amortization	1,181	1,254	(5.8)
Total operating expenses	10,992	10,997	(0.0)
Operating income	14,893	16,232	(8.2)
Other income (expense)
Interest income	20	20	-
Interest expense	(1,571)	(1,228)	27.9
Other	75	-	*
Total other expense	(1,476)	(1,208)	22.2
Income before income taxes and loss from equity method investees	13,417	15,024	(10.7)
Income tax expense	(32)	(47)	(31.9)
Loss from equity method investees	(13)	-	*
Net income	$13,372	$14,977	(10.7)%

Net income attributable to partners' ownership interests:
General partner	$267	$300	(11.0)%
Limited partners - common unitholders	6,559	7,343	(10.7)
Limited partners - subordinated unitholders	6,546	7,334	(10.7)

Earnings per limited partner unit (basic and diluted):
Common units	$0.41	$0.46	(10.9)%
Subordinated units	$0.41	$0.46	(10.9)%

Weighted average limited partner units outstanding (basic and diluted):
Common units	15,922	15,910
Subordinated units	15,890	15,890

Supplemental Revenues Data:
Storage and throughput services	$14,642	$16,054	(8.8)%
Terminal services	2,691	3,112	(13.5)
Railcar transportation services	7,469	7,530	(0.8)
Trucking and other	1,083	533	103.2
Total revenues	$25,885	$27,229	(4.9)%

* Percentage variance not considered meaningful.

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2018	2017
Cash flows from operating activities:
Net income	$13,372	$14,977
Noncash operating adjustments:
Depreciation and amortization	1,181	1,254
Other	292	256
Net change in working capital	(156)	237
Net cash provided by operating activities	14,689	16,724

Cash flows from investing activities:
Purchases of property and equipment	(1,212)	-
Net cash used in investing activities	(1,212)	-

Cash flows from financing activities:
Payments of distributions	(15,306)	(13,953)
Net proceeds (payments) - revolving credit facility	2,100	(2,500)
Payments of loan fees	(185)	-
Net cash used in financing activities	(13,391)	(16,453)

Net change in cash and cash equivalents	86	271
Cash and cash equivalents, beginning of period	502	622
Cash and cash equivalents, end of period	$588	$893

GREEN PLAINS PARTNERS LP
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, dollars in thousands)

	Three Months Ended		LTM Ended
	March 31,		March 31,
	2018	2017	2018
Net income	$13,372	$14,977	$57,262
Interest expense	1,571	1,228	5,745
Income tax expense	32	47	94
Depreciation and amortization	1,181	1,254	5,038
Minimum volume commitment adjustments (1)	747	-	747
Transaction costs	135	-	135
Unit-based compensation expense	60	59	220
Proportional share of EBITDA adjustments of equity method investees (2)	-	-	-
Adjusted EBITDA	17,098	17,565	69,241
Interest paid or payable	(1,571)	(1,228)	(5,745)
Income taxes paid or payable	(32)	(47)	(74)
Maintenance capital expenditures	(15)	(106)	(93)
Proportional share of distributable cash flow adjustments of equity method investees (3)	-	-	-
Distributable cash flow	$15,480	$16,184	$63,329
Distributions declared (4)	$15,493	$14,278	$60,339
Coverage ratio	1.00x	1.13x	1.05x

(1) Adjustments related to the storage and throughput quarterly minimum volume commitments.
(2) Represents the partnership's proportional share of depreciation and amortization, interest expense, and income tax expense of equity method investees.
(3) Represents the partnership's proportional share of interest paid or payable, income taxes paid or payable, and maintenance capital expenditures of equity method investees.
(4) Represents distributions declared for the applicable period and paid in the subsequent quarter.

Contact: Jim Stark | Vice President, Investor & Media Relations | 402.884.8700 | jim.stark@gpreinc.com